Rasna Therapeutics, Inc. Advances Development of a Novel Treatment for NPM1-mutated Acute Myeloid Leukemia
May 8, 2017
NEW YORK--(BUSINESS WIRE)--Rasna Therapeutics, Inc. (OTCQX: RASP), a clinical stage biotechnology company focused on the development of disease-modifying drugs for hematological malignancies, today provided an update from further studies towards the development of formulated RASP-101, a novel modality for treatment of NPM1-mutated acute myeloid leukemia (AML).
NPM1-mutated AML is a specific genetic variation of leukemia that accounts for approximately one third cases of AML in adults. A phase II clinical trial which was initiated in 2014 and completed in two and a half years, involved patients with refractory or relapsed NPM1-mutated AML treated with cycles of dactinomycin at a dose of 15µg per kilogram per day for 5 consecutive days (EudraCT number 2014-000693-18). As earlier published, intravenous treatment of refractory or relapsed AML patients with dactinomycin (12.5µg or 15µg per day) for 5 consecutive days had produced hematological complete response in specific patients (Falini et al., N Eng J Med. 373: 12, 2015).
“We are pleased to report an update to these initial promising findings, which are now corroborated by the follow up of a phase II clinical study which achieved complete response in 40% of patients. Although further studies are warranted to understand the mechanism of action of dactinomycin in NPM1-mutated AML, we are delighted to move forward with development of a formulated RASP-101 for treatment of AML patients,” said Dr. Brunangelo Falini, a member of the scientific advisory board of Rasna Therapeutics, Inc.
“We believe that our approach is a breakthrough and a first-in-class treatment for AML patients. We are determined to rapidly develop formulation of RASP-101 to enable multi-center clinical studies in NPM1-mutated AML. Patient stratification, based on specific AML gene mutations, is part of Rasna’s strategy to improve clinical outcome for this unmet clinical need,” commented Alessandro Padova, Chairman of Rasna.

About Dr. Brunangelo Falini, M.D.
Brunangelo Falini is the head of the Institute of Hematology and Hemopoietic Stem Cell Transplantation at the University of Perugia, Perugia, Italy. His research activity has mainly focused on the genetic characterization of lymphomas and leukemias using monoclonal antibodies and, more recently, NGS technologies. He led the research group who discovered NPM1 mutations in AML in 2005 and the BRAF-V600E mutation in hairy cell leukemia in 2011. Both of these seminal discoveries have translated into a better diagnosis and therapy of patients affected by these hematological malignancies. Dr. Falini is the recipient of numerous prestigious prizes, including the “Josè Carreras Award” from EHA (Barcelona, 2010) and the “Leopold Griffuel Prize” from ARC (Paris, 2015).

About Rasna Therapeutics, Inc.
Rasna Therapeutics, Inc. is a clinical stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal epigenetic modification is recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML), leading to silencing of genes involved in tumor suppression and cellular reproduction. Rasna has a balanced portfolio targeting NPM1-mutated AML through direct and indirect disease-modifying approaches. Rasna is also exploiting inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, as a promising and novel approach against AML. Rasna is entering preclinical development with a novel class of potent and selective reversible LSD1 regulators that have shown efficacy and LSD1 target modulation in in-vitro and in IND-enabling pre-clinical studies.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements are based on Rasna's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Rasna does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Rasna’s Form 10-K for the year ended September 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

Contacts
Rasna Therapeutics Inc.
Tiziano Lazzaretti
E-mail: tlazzaretti@rasna.com